Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement Nos. 333-01275 and 333-131926 on Form S-8 of our reports dated September 7, 2006, relating to the consolidated financial statements and financial statement schedules of Lancaster Colony Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Columbus, Ohio
September 7, 2006